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                                                                     Exhibit 8.1

                        [Letterhead of Ernst & Young LLP]

September 20, 2002


Board of Directors
Overhill Corporation
4800 Broadway
Suite A
Addison, TX 75001

Dear Members of the Board of Directors:

You have requested our opinion concerning certain Federal income tax consequences of the distribution by Overhill Corporation ("Distributing") of all of the stock of Overhill Farms, Inc. ("Controlled") owned by Distributing to the shareholders of Distributing (the "Distribution")./1/

In rendering this tax opinion, Ernst & Young ("E&Y") has relied upon the following documents (collectively, the "Documents"):

1. The Statement of Facts and Representations provided by the management of Distributing dated July 10, 2002;

2.   The Statements of Representations from the following shareholders of
     Distributing: Harold Estes, dated April 29, 2002; John E. McConnaughy, Jr., dated May 7, 2002; James Rudis, dated April 28, 2002; and William E. Shatley, dated April 30, 2002;

3.   Rev. Proc. 96-30/2/ Checklist Questionnaire;

4. The Memorandum to Board of Directors, dated July 10, 2002, prepared by the management of Distributing explaining the business purpose for the Proposed Transaction;

5.   Form 10K of Distributing for the year ending September 30, 2001;

6.   Form 10Q of Distributing for the quarter ending December 31, 2001;

7. A pro-forma balance sheet of Distributing as of December 31, 2001, excluding the assets of Controlled;

8. A balance sheet as of December 31, 2001 for Distributing, which includes the assets of Controlled;

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/1/ Unless otherwise stated, all section references ("Section") are to sections of the Code, and all "Regulation," "Reg.ss." or "Treas. Reg.ss." references are to sections of the Income Tax Regulations issued under the Code.

/2/ 1996-1 C.B. 696.

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Board of Directors                                                        Page 2
Overhill Corporation                                          September 20, 2002


9. Summary Profit and Loss Statements for Texas Timberjack, Inc. for the fiscal years ending September 30, 1997, September 30, 1998, September 30, 1999, September 30, 2000, and September 30, 2001;
10. Summary Profit and Loss Statements for Controlled for the fiscal years ending September 28, 1997, September 27, 1998, September 26, 1999, October 1, 2000, September 30, 2001;
11.  A balance sheet for Controlled as of December 31, 2001; and
12. Registration Statement on Form 10, General Form for Registration of Securities Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934 ("Form 10") initially filed with the Securities and Exchange Commission ("SEC") on September 27, 2001, as amended by Amendment No. 1 filed with the SEC on June 28, 2002 and as amended by Amendment No. 2 filed with the SEC on the date hereof.

For purposes of rendering this opinion, we have assumed that the Documents provide a complete and accurate description of all the relevant facts and circumstances surrounding the Distribution. E&Y has made no independent verification of any of the facts and representations set forth in the Documents, and therefore, has relied upon the completeness, correctness, and accuracy of the Documents for purposes of rendering this opinion.

                                     OPINION

Based upon the Documents, the facts as summarized therein, and the applicable law, and subject to the limitations and qualifications stated herein, it is our opinion that for United States Federal income tax purposes that, with respect to the Distribution:

1) Distributing should recognize no gain or loss upon the pro rata distribution of the Controlled stock to the Distributing shareholders.
     Section 355(c)(1).

2) No gain or loss should be recognized by (and no amount should be included in the income of) the shareholders of Distributing upon the receipt of Controlled stock pursuant to the Distribution. Section 355(a)(1).

3) The aggregate basis of the Distributing stock and the Controlled stock in the hands of each Distributing shareholder immediately after the Distribution should be the same as the aggregate basis of the Distributing stock held by each Distributing shareholder immediately before the Distribution, allocated between the Distributing stock and Controlled stock in proportion to the fair market value of each on the date of the Distribution, in accordance with Treas. Reg. ss.1.358-2(a)(2). Section 358(b).

4) Under Section 1223(1), the holding period of the Controlled common stock received by each Distributing shareholder in the Distribution should include the holding period of the Distributing stock with respect to which the Distribution will be made, provided that such Distributing stock is held as a capital asset on the date of the Distribution.

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Board of Directors                                                        Page 3
Overhill Corporation                                          September 20, 2002

5) As provided in Section 312(h), proper allocation and adjustment of earnings and profits between Distributing and Controlled should be made in accordance with Treas. Reg.ss.1.312-10(b) and Treas. Reg.ss.1.1502-33.

                                SCOPE OF OPINION

The scope of this opinion is expressly limited to the United States Federal income tax consequences to Distributing, Controlled, and the Distributing shareholders resulting from the Distribution as set forth in the section entitled "Opinion." No opinion has been expressed as to the federal income tax treatment of the contemplated settlement, immediately prior to the Distribution, of certain pre-existing intercompany obligations, arising under a tax-sharing agreement, of Controlled to Distributing.

We have made no determination nor expressed any opinion as to any limitations, including those which may be imposed under Section 382, on the availability of net operating loss carryovers (or built-in losses), if any, after the Distribution, the application (if any) of the alternative minimum tax to the Distribution, or on any consolidated return, employee benefit, or foreign tax issues which may arise as a result of the Distribution. We have made no determination nor expressed any opinion as to the fair market value of any of the assets being transferred or stock received in the Distribution. Furthermore, our opinion has not been requested and none is expressed with respect to any foreign, state or local tax consequences to Distributing, Controlled, or the shareholders of Distributing.

Our opinion, as stated above, is based upon the analysis of the Code, the Treasury Regulations thereunder, current case law, and published Internal Revenue Service authorities. The foregoing authorities are subject to change, and such change may be retroactively effective. No assurance can be provided as to the effect of any such change upon our analysis. In addition, our opinion is based on the information contained in the Documents. Any variation or differences in the facts as described in the Documents may affect our opinion, perhaps in an adverse manner. We have undertaken no obligation to update this opinion for changes in facts or law occurring subsequent to the date hereof other than to deliver a "bring down" opinion letter as of the effective date of the distribution. This letter represents our views as to the interpretation of existing tax law and is not binding on the Internal Revenue Service or the courts. No assurance can be given that, if the matter were contested, the Internal Revenue Service or a court would agree with this analysis.

We understand that reference to E&Y and our tax opinion will be included as an exhibit to Form 10. We consent to the inclusion of a copy of this opinion as an exhibit to Form 10 as filed with the SEC.

Except with respect to the use of our opinion as an exhibit to Form 10 filed with the SEC, our opinion is not intended to be, and should not be, distributed or relied upon by any entities or persons other than Distributing, Controlled and the shareholders of Distributing and Controlled. In addition, this letter should not be quoted or otherwise referred to in any

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Board of Directors                                                        Page 4
Overhill Corporation                                          September 20, 2002

documents or filed with or furnished to any agency without the express written consent of E&Y. Specifically, our opinion is not intended to be, nor should it be construed to be, specific tax advice to any shareholder of Distributing. Accordingly, each such shareholder is urged to consult with his or her own tax advisor as to the specific tax consequences to him or her arising from the Distribution.

                                                  Yours very truly,

                                                  Ernst & Young LLP